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Exhibit 10.14

AMENDMENT TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

        Reference is made to the Amended and Restated Executive Employment Agreement ("Agreement") dated as of October 30, 2007, by and among Pzena Investment Management, Inc. (the "Company"), Pzena Investment Management, LLC (the "Operating Company" and together with the Company, the "Employer") and A. Rama Krishna (the "Executive"). Capitalized terms used but not defined herein have the meanings given to them in the Agreement or the Operating Agreement of the Operating Company, dated as of October 30, 2007 (the "Operating Agreement").

        WHEREAS, the Employer and the Executive wish to amend the Agreement to change certain executive covenants regarding the non-competition and non-solicitation provision (this "Amendment"); and

        WHEREAS, the Board of Directors of the Company approved this Amendment by unanimous electronic consent in lieu of a meeting dated October 5, 2009;

        NOW, THEREFORE, pursuant to Section 6(c) of the Agreement, the Employer and the Executive agree as follows:

        1.     Section 5(a) shall be replaced in its entirety by the following:

    Agreement to be Bound.    The Executive acknowledges and recognizes the highly competitive nature of the business of the Employer and its affiliates and accordingly agrees to be bound by the restrictive covenants set forth in Sections 5.07(a), 5.07(b), 5.07(c), 5.07(e), 5.07(f) and 5.08 of the Operating Agreement (for the avoidance of doubt, not Section 5.07(d) of the Operating Agreement), to which the Executive is a party. Notwithstanding the provisions of Section 5.07(a), the Executive may, from and after the date of this Amendment, establish legal entities including a management company, set up funds, apply for registration with the appropriate regulators as well as hire appropriate staff without violating the terms of the non-compete.

    In addition to the restrictive covenants set forth in 5.07(b), the Executive agrees that during the entire term of the Non Compete Period, as defined hereinbelow, he shall not, in competition with the Company Group, solicit, seek, induce, pursue in any way, or accept a business relationship of any kind with any Person, including but not limited to any Person who is a client of the Company Group, including by way of indirect or sub-advisory arrangements (such obligation to include the duty of the Executive to decline any such offered business activity even if unsolicited). Notwithstanding the restraints in the preceding sentence (the "Further Restrictive Covenants"), from December 15, 2009 through December 31, 2009, the Executive may solicit, seek, induce, pursue in any way and accept a business relationship with any individual person who is personally known to the Executive but is not a client of the Company Group, and may accept cash or securities from such individual person, so long as such individual person does not invest more than $5,000,000 in assets under the Executive's management. Except to the individuals described in the previous sentence, during the period December 15, 2009 through December 31, 2009, the Executive may not hold himself out as currently being in the business of money management. For avoidance of doubt, the Further Restrictive Covenants lapse, in their entirety, on December 31, 2009. In the event of his violation of the restrictive covenants set forth in Exhibit A hereto, and the Further Restrictive Covenants herein, the Executive confirms the applicability of the forfeiture provisions in Section 6.02 of the Operating Agreement. The Executive further acknowledges that he and the Employer have agreed to enter into this Amendment in connection with the matters described hereinabove and nothing herein shall diminish the rights of the Executive to exchange OC Units for Class A Shares and sell such Class A Shares at such time as is provided for in the Agreement, except in the event of his violation of the restrictive covenants set forth in Exhibit A hereto, and the Further Restrictive Covenants.

    For purposes of applying the terms of this Amendment and Section 5.07 of the Operating Agreement, a list of clients shall be provided to Executive for the exclusive purpose of complying with the restrictive covenants and Further Restrictive Covenants therein. The Executive acknowledges that the names on the list of clients constitute non-public information and the Executive agrees to preserve and maintain the list on a confidential basis and to use it solely for the aforesaid purposes.

        2.     Section 5(b) shall be replaced in its entirety by the following:

    Definition of "Non-Compete Period".    For purposes of applying Section 5.07 of the Operating Agreement to the Executive, "Non-Compete Period" means the period from the date of the Agreement and the Operating Agreement until December 31, 2009.

        3.     The Executive hereby confirms that, as of the date hereof, he has complied with the representations, warranties and undertakings, in their entirety as set forth in the Agreement.

        4.     Except as set forth herein, the provisions of the Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PZENA INVESTMENT MANAGEMENT, INC.
By:	/s/ RICHARD S. PZENA
Name:	Richard S. Pzena
Title:	Chief Executive Officer
PZENA INVESTMENT MANAGEMENT, LLC
By:	PZENA INVESTMENT MANAGEMENT INC., ITS MANAGING MEMBER
By:	/s/ RICHARD S. PZENA
Name:	Richard S. Pzena
Title:	Chief Executive Officer
EXECUTIVE:
A. RAMA KRISHNA
By:	/s/ A. RAMA KRISHNA
Name:	A. Rama Krishna

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  Exhibit 10.14
AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT